As filed with the U.S. Securities and Exchange Commission on September 17, 2021.
Registration No. 333-254328

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Newcourt Acquisition Corp
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

2201 Broadway
Suite 705
Oakland, CA 94612
Telephone: (510) 214-3750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc Balkin
Chief Executive Officer
2201 Broadway
Suite 705
Oakland, CA 94612
Telephone: (510) 214-3750
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ari Edelman, Esq. Lynwood Reinhardt, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Joshua N. Englard, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	23,000,000	$10.00	$230,000,000	$25,093
Class A ordinary shares included as part of the units(3)	23,000,000	—	—	—
Redeemable warrants included as part of the units(4)	11,500,000	—	—	—
Total			$230,000,000	$25,093(5)

(1)
Estimated solely for the purpose of calculating the registration fee.

(2)
Includes 3,000,000 units, consisting of 3,000,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)
No fee pursuant to Rule 457(g).

(5)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 4 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-354328) (the “Form S-1”) of Newcourt Acquisition Corp is being filed solely for the purpose of filing Exhibits 1.1, 4.1, 4.4, 10.2, 10.3, 10.4, 10.6, 10.8, 10.9 and 10.10 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signature page and the filed exhibits, and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
Legal fees and expenses	$250,000
Accounting fees and expenses	45,000
SEC/FINRA Expenses	60,093
Travel and road show	20,000
Nasdaq listing and filing fees	75,000
Printing and engraving expenses	35,000
Miscellaneous expenses	14,907
Total offering expenses	$500,000

Item 14.
Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.
Recent Sales of Unregistered Securities.

In March 2021, our sponsor purchased an aggregate of 5,912,500 founder shares, for an aggregate offering price of $25,000 at an average purchase price of approximately $0.004 per share. In September 2021, we effected a dividend of approximately 0.017 shares for each outstanding Class B ordinary share, resulting in there being an aggregate of 6,015,000 founder shares outstanding. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.
In addition, our sponsor, Cantor, and CCM have committed, pursuant to a written agreement, to purchase an aggregate of 1,000,000 placement units, at a price of $10.00 per placement unit, or $10,600,000 in the aggregate, in a private placement that will close simultaneously with the closing of this offering. Of those 1,000,000 placement units (or up to 1,060,000 placement units if the underwriters’ over-allotment option is exercised in full), our sponsor has committed to purchase 770,000 placement units (or 795,500 placement units if the underwriters’ over-allotment option is exercised), Cantor has committed to purchase an aggregate of 200,000 placement units (or 230,000 placement units if the underwriters’ over-allotment option is exercised in full), and CCM, has committed to purchase an aggregate of 30,000 placement units (or 34,500 placement units if the underwriters’ over-allotment option is exercised in full). This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 16.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.   The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

(b)
Financial Statements.   See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17.
Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)
For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on the 17th day of September, 2021.
Newcourt Acquisition Corp
By:
/s/ Marc Balkin

Name: Marc Balkin
Title:   Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Position	Date
/s/ Michael Jordaan Michael Jordaan	Chairman	September 17, 2021
/s/ Marc Balkin Marc Balkin	Chief Executive Officer (Principal Executive Officer)	September 17, 2021
/s/ Daniel Rogers Daniel Rogers	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2021

EXHIBIT INDEX
Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1*	Memorandum and Articles of Association.
3.2*	Amended and Restated Memorandum and Articles of Association.
4.1**	Specimen Unit Certificate.
4.2*	Specimen Class A Ordinary Share Certificate.
4.3*	Specimen Warrant Certificate.
4.4**	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1**	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands legal counsel to the Registrant.
5.2*	Opinion of Reed Smith LLP, counsel to the Registrant.
10.1*	Amended and Restated Promissory Note, dated as of June 21, 2021, issued to Newcourt SPAC Sponsor LLC.
10.2**	Form of Letter Agreement among the Registrant and the Registrant’s security holders named therein, and the officers and directors of the Registrant.
10.3**	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.4**	Form of Registration Rights Agreement between the Registrant and certain security holders.
10.5*	Securities Subscription Agreement, dated March 4, 2021, between the Registrant and Newcourt SPAC Sponsor LLC.
10.6**	Form of Placement Unit Subscription Agreement between the Registrant and Newcourt SPAC Sponsor LLC.
10.7*	Form of Indemnity Agreement.
10.8**	Form of Letter of Engagement by and between the Registrant and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC.
10.9**	Form of Placement Unit Subscription Agreement between the Registrant and Cantor Fitzgerald & Co.
10.10**	Form of Placement Unit Subscription Agreement between the Registrant and Cohen & Company Capital Markets.
14*	Form of Code of Ethics.
23.1*	Consent of Citrin Cooperman & Company, LLP.
23.2**	Consent of Maples and Calder (Cayman) LLP (included on Exhibit 5.1).
23.3*	Consent of Reed Smith LLP (included on Exhibit 5.2).
24*	Power of Attorney (included on signature page of this Registration Statement).
99.1*	Form of Audit Committee Charter.
99.2*	Form of Compensation Committee Charter.
99.3*	Consent of Rohit Bodas.
99.4*	Consent of Simran Aggarwal.
99.5*	Consent of Nicole Farb.

*
Previously filed.

**
Filed herewith.